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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): FEBRUARY 4, 2004

                    CARACO PHARMACEUTICAL LABORATORIES, LTD.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

MICHIGAN                                                        38-2505723
(STATE OR OTHER JURISDICTION OF          (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
INCORPORATION)

                                     0-24676
                            (COMMISSION FILE NUMBER)


                1150 ELIJAH MCCOY DRIVE, DETROIT, MICHIGAN 48202
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                 (313) 871-8400
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)













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ITEM 1.           CHANGES IN CONTROL OF REGISTRANT


         Pursuant to a stock purchase agreement and various option agreements dated January 18, 2004, between Sun Pharmaceutical Industries Limited ("Sun") and affiliates of Jay F. Joliat, Sun acquired on February 4, 2004 and on January 30, 2004, 1,900,000 shares of common stock and rights to acquire options for 1,329,066 shares of common stock, respectively. Pursuant to stock purchase agreements dated as of January 20, 2004 between Sun and affiliates of David A. Hagelstein, Sun acquired on February 4, 2004, 1,052,291 shares of common stock and rights to acquire options for 350,000 shares of common stock. The shares were acquired for $9.00 per share and the rights to the options were acquired for $9.00 less the exercise price of each option. The aggregate purchase price was approximately $38,315,000. Sun has disclosed that the source of the consideration for the purchase of the shares was from its operations.

         Prior to the referenced acquisitions, Sun and its affiliates owned approximately 48% of the outstanding shares of Caraco. As a result of the acquisitions, Sun and its affiliates currently own 14,689,614 shares of common stock of Caraco and options to acquire an additional 1,679,066 shares of common stock (approximately 61% of the outstanding shares and options).




















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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  February 18, 2004

                                      CARACO PHARMACEUTICAL
                                      LABORATORIES, LTD.
                                      (REGISTRANT)



                                      By: /s/ Jitendra N. Doshi
                                         ------------------------------------
                                         Jitendra N. Doshi, CEO


























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